                                                                     Exhibit 8.5

[GRAPHIC OMITTED]

[H(3)GM LETTERHEAD]


                                 May ____, 2000

Total eMed, Inc.
5301 Virginia Way, Suite 250
Brentwood, TN 37027

         Re:      MERGER OF AQ MERGER CORP. WITH AND INTO TOTAL EMED, INC.

Dear Ladies/Gentlemen:

     We have acted as tax counsel to Total eMed, Inc., a Delaware corporation ("Total eMed"), in connection with the transactions contemplated by that certain Agreement of Reorganization and Merger dated as of February 21, 2000 (the "Agreement") by and among MedicaLogic, Inc., an Oregon corporation ("MDLI"), its wholly-owned subsidiary, AQ Merger Corp., a Delaware corporation ("Merger Corp."), and Total eMed. Pursuant to the Agreement, Merger Corp. will merge with and into Total eMed and Total eMed will become a wholly-owned subsidiary of MDLI (the "Merger").

     In connection with the Merger, you have asked us to render an opinion that the reorganization described in the Agreement will qualify as a tax-free reorganization pursuant to section 368 of the Internal Revenue Code of 1986, as amended to the date of this letter (the "Code"). In response to your request, our opinion is set forth below.

     Except as otherwise provided in this letter, capitalized terms referred to herein have the meanings set forth in the Agreement. All section references, unless otherwise indicated, are to the Code.

     For the purpose of rendering this opinion, we have examined and are relying upon (without any independent investigation or review thereof) the truth and accuracy, at all relevant times, of the statements, covenants, representations and warranties contained in the following documents:

          1.   The Agreement (including Exhibits thereto);

Total eMed, Inc.
May ____, 2000
Page 2

          2.   Representations made to us by MDLI and Merger Corp.;

          3.   Representations made to us by Total eMed;

          4. Representations made to us in Continuity of Interest Certificates by certain shareholders of Total eMed;

          5. The Joint Proxy Statement and Form S-4 filed by MDLI with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended; and

          6. Such other instruments and documents relating to the formation, organization and operation of MDLI, Merger Corp. and Total eMed or to the consummation of the Merger and the transactions contemplated in the Agreement as we have deemed necessary or appropriate.

     In connection with rendering this opinion, we have assumed or obtained representations (and are relying thereon, without any independent investigation or review thereof) that:

          1. Original documents (including signatures) are authentic; documents submitted to us as copies conform to the original documents; and there has been (or will be by the Effective Time of the Merger) due execution and delivery of all documents where due execution and delivery are prerequisites to effectiveness thereof.

          2. The transactions contemplated by the Agreement and the Form S-4 will be consummated as described therein.

          3. Total eMed, MDLI and Merger Corp. have the legal right and power under all applicable laws and regulations to enter into, execute and consummate the transactions contemplated by and described in the Agreement and the Form S-4.

          4. The continuity of interest requirement as specified in U.S. Treasury Regulations Section 1.368-1(e) and as interpreted in certain Internal Revenue Service rulings and federal judicial decisions will be satisfied.

          5. After the Merger, Total eMed will hold "substantially all" of the properties held prior to the Merger by it and Merger Corp. within the meaning of Section 368(a)(2)(E)(i) of the Code and the Treasury Regulations promulgated thereunder.

Total eMed, Inc.
May ____, 2000

Page 3

          6. To the extent any expenses relating to the Merger (or the "plan of reorganization" within the meaning of Treasury Regulations Sections 1.368-1(c) and 1.368- 2(g) with respect to the Merger) are funded directly or indirectly by a party other than the incurring party, such expenses will be within the guidelines established in Revenue Ruling 73-54, 1973-1 C.B. 187.

          7. No outstanding indebtedness of Total eMed, MDLI or Merger Corp. has or will represent equity for tax purposes; no outstanding equity of Total eMed, MDLI or Merger Corp. has represented or will represent indebtedness for tax purposes; no outstanding security, instrument, agreement or arrangement (other than Total eMed common or preferred stock) that provided for or contains a right to acquire Total eMed common or preferred stock or to share in the appreciation of Total eMed common or preferred stock will represent outstanding equity of Total eMed for purposes of Section 368(c) of the Code.

          8. Any representation or statement made "to the best of knowledge" or similarly qualified is correct without such qualification.

     Based on our examination of the foregoing items and subject to the assumptions, exceptions, limitations and qualifications set forth herein, we are of the opinion that, for federal income tax purposes, the Merger will constitute a "reorganization" as defined in Section 368(a) of the Code.

     In addition to the assumptions set forth above, this opinion is subject to the exceptions, limitations and qualifications set forth below.

          1. This opinion is rendered as of the date of this letter and represents, and is based upon our best judgment, regarding the application of federal income tax laws arising under the Code, existing judicial decisions, administrative regulations and published rulings and procedures. Our opinion is not binding upon the Internal Revenue Service or the courts, and the Internal Revenue Service is not precluded from successfully asserting a contrary position. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the conclusions stated herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the application or interpretation of the federal income tax laws.

          2. This opinion addresses only the specific tax opinion set forth above, and does not address any other federal, state, local or foreign tax consequences that may result from the Merger or any other transaction (including any transaction undertaken in connection with

Total eMed, Inc.
May ____, 2000
Page 4

     the Merger). In particular, without limitation, we express no opinion regarding (i) whether, and the extent to which, any Total eMed shareholder who has provided or will provide services to Total eMed, MDLI or Merger Corp. will have compensation income under any provision of the Code; (ii) the effects of any such compensation income, including but not limited to, the effect upon the basis and holding period of the MDLI common stock received by any such shareholder in the Merger; (iii) the potential application of the "golden parachute" provisions (Sections 280G, 3121(v)(2) and 4999) of the Code, the alternative minimum tax provisions (Sections 55, 56, and 57) of the Code and Sections 108, 305, 306, 357 and 424 of the Code, or the Treasury Regulations promulgated thereunder; (iv) the tax consequences of the Merger to MDLI, Merger Corp. or Total eMed, including without limitation, the recognition of any gain and the survival and/or availability, after the Merger, of any of the federal income tax attributes or elections of Total eMed, after application of any provision of the Code, as well as the Treasury Regulations promulgated thereunder and judicial interpretations thereof; (v) the basis of any equity interest in Total eMed acquired by MDLI in the Merger; (vi) the tax consequences of any transaction in which Total eMed stock or a right to acquire Total eMed stock was received; and (vii) the tax consequences of the Merger (including the opinion set forth above) as applied to specific stockholders of Total eMed and/or holders of options or warrants for Total eMed stock, including but not limited to, dealers in securities, corporate shareholders subject to the alternative minimum tax, foreign persons, and holders of shares acquired upon exercise of stock options or in other compensatory transactions, including without limitation the tax consequences to the holders of options for Total eMed stock of MDLI's assumption of such outstanding options.

          3. No opinion is expressed as to any transaction other than the Merger as described in the Agreement or to any transaction whatsoever, including the Merger, if all the transactions described in the Agreement are not consummated in accordance with the terms of such Agreement and without waiver or breach of any material provision thereof or if all of the representations, warranties, statements and assumptions upon which we have relied are not true and accurate at all relevant times. In the event any one of the statements, representations, warranties, or assumptions upon which we have relied to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.

Total eMed, Inc.
May ____, 2000
Page 5

          4. This opinion is intended solely for the purpose of satisfying the request of Total eMed, and accordingly, may not be relied upon for any other purpose or by any other person or entity, and may not be made available to any other person or entity without our prior written consent.

                                                     Sincerely,

                                                     HARWELL HOWARD HYNE GABBERT
                                                     & MANNER, P.C.